Exhibit 99.B(i)(7)

[DECHERT LLP LETTERHEAD]

June 27, 2007

ING Partners, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re:          Securities Act Registration No. 333-32575
Investment Company Act File No. 811-8319

Ladies and Gentlemen:

We have acted as counsel to ING Partners, Inc. (the “Company”), a Maryland corporation, and its series, the ING Solution Growth and Income Portfolio and the ING Solution Growth Portfolio (the “Portfolios”), in connection with the Post Effective Amendment No. 33 to the registration statement of ING Partners, Inc. (the “Registration Statement”) and have a general familiarity with the Company’s business operations, practices and procedures.  You have asked for our opinion regarding the issuance of shares of beneficial interest by the Company in connection with the registration of the Adviser Class, Initial Class and Service Class shares on behalf of the Portfolios.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Company and such other instruments, documents and records as we have deemed necessary in order to render this opinion.  We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the Adviser Class, Initial Class and Service Class shares of beneficial interest of the Portfolios, registered under the Securities Act of 1933, as amended (“1933 Act”) in the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about June 27, 2007, will be duly and validly issued, fully paid and non-assessable by the Company.

Sincerely,

/s/ Dechert LLP